                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               Health Grades, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               HEALTH GRADES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         It is my pleasure to invite you to attend the 2002 Annual Meeting of Stockholders of Health Grades, Inc., to be held at our corporate headquarters, 44 Union Boulevard, Lakewood, Colorado, on Tuesday, June 25, 2002 at 9:00 a.m. local time. The meeting will be held for the following purposes:

         1.       To elect six directors for the ensuing year.

         2. To act upon such other matters as may properly come before the meeting.

         Holders of record of our common stock at the close of business on May 10, 2002 are entitled to receive this notice and to vote at the meeting or any adjournment.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                                      /s/ ALLEN DODGE


                                      Allen Dodge
May 29, 2002                          Senior Vice President - Finance, Chief
                                      Financial Officer and Secretary

                               HEALTH GRADES, INC.
                               44 UNION BOULEVARD
                                    SUITE 600
                            LAKEWOOD, COLORADO 80228


                                 PROXY STATEMENT

         This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2002 annual meeting of stockholders. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about May 29, 2002.

         At the annual meeting, holders of our common stock will vote upon the election of six directors to serve until the 2003 annual meeting of stockholders.

         Our Board of Directors has fixed the close of business on May 10, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. You may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 36,406,649 shares of common stock were issued and outstanding.

         If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choice by marking the appropriate box on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this proxy statement as nominees for election to the Board of Directors. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary, executing a later-dated proxy or voting by ballot at the meeting.

         The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" generally is not counted for purposes of approving these matters.

         The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 10, 2002 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person's address), (ii) our executive officers listed under "Executive Compensation--Summary of Cash and Certain Other Compensation," (iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group.

                                                            NUMBER OF SHARES         PERCENT OF
    NAME OF BENEFICIAL OWNER                               BENEFICIALLY OWNED   OUTSTANDING SHARES(1)
    ------------------------                               ------------------   ---------------------

Kerry R. Hicks(2)                                               3,126,509               8.3%
David G. Hicks(3)                                                 842,295               2.3%
Peter Fatianow(4)                                                 754,498               2.1%
Sarah Loughran(5)                                                 628,753               1.7%
Michael D. Phillips(6)                                            202,354                 *
Peter Stahl III(7)                                                202,500                 *
Mats Wahlstrom(8)                                                 163,343                 *
Leslie S. Matthews, M.D.(9)                                       115,116                 *
Peter H. Cheesbrough(10)                                           92,678                 *
John J. Quattrone(11)                                               6,667                 *
J.D. Kleinke                                                           --                 *
Chancellor V, L.P.(12)                                         13,976,153              36.4%
Essex Woodlands Health Ventures
Fund IV, L.P.(13)                                               9,947,430              26.3%
All directors and executive officers as a
   group (11 persons)(14)                                       6,136,781              15.9%

----------

* Less than one percent.

(1) Applicable percentage of ownership is based on 36,406,649 shares of common stock outstanding on May 10, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options or warrants exercisable currently or within 60 days of May 10, 2002 are deemed outstanding and to be beneficially owned by the person holding such option or warrant for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2) Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children's Trust, warrants to purchase 350,000 shares and 1,067,688 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership. Mr. Hicks' address is Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, CO, 80228.

(3) Includes warrants to purchase 17,500 shares and 391,569 shares underlying stock options.

(4)      Includes 38,791 shares underlying stock options.

(5)      Includes 38,791 shares underlying stock options.

(6)      Includes 34,991 shares underlying stock options.

(7) Mr. Stahl ceased to be an employee of Health Grades effective October 31, 2001.

(8)      Includes 63,343 shares underlying stock options.

(9)      Includes 73,333 shares underlying stock options.

(10)     Includes 71,678 shares underlying stock options.

(11)     Includes 6,667 shares underlying stock options.

(12) Includes warrants to purchase 1,971,820 shares. The address of Chancellor V, L.P. is 1166 Avenue of the Americas, New York, NY 10036.

(13) Includes warrants to purchase 1,403,430 shares. The address of Essex Woodlands Health Ventures Fund IV, L.P. is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

(14) Includes warrants to purchase 367,500 shares and 1,872,625 shares underlying stock options.

                              ELECTION OF DIRECTORS

       At the meeting, six directors will be elected to hold office until the Annual Meeting of Stockholders in 2003 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees are currently members of our Board of Directors.

       If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

         Health Grades, Inc., Kerry Hicks, our President and Chief Executive Officer, David Hicks, our Executive Vice President - Information Technology, Sarah Loughran, our Senior Vice President - Provider Services and certain of our former executive officers, have agreed to take such actions (including in the case of the individuals, voting their shares) as are in their control so that
(1) our Board of Directors is comprised of no more than eight members and (2) one designee of each of Chancellor V, L.P. ("Chancellor") and Essex Woodlands Health Ventures Fund IV, L.P. ("Essex") is elected to the Board of Directors. We have been advised by Chancellor that it has irrevocably waived its right to designate a director. In addition, at the present time, Essex has not designated any person to be nominated to our Board of Directors, but reserves the right to do so in the future.

       Information concerning the nominees for election as directors is set forth below:

KERRY R. HICKS, age 42, who is one of our founders, has served as our Chief Executive Officer and as one of our directors since our inception in December 1995. He also served as our President from our inception until November 1999 and since June 2001. From 1985 to 1995, Mr. Hicks served as Senior Vice President of LBA Health Care Management.

PETER H. CHEESBROUGH, age 50, has served as one of our directors since December 1996. Since October 2000, Mr. Cheesbrough has been self-employed as a consultant. From August 1999 through September 2000, Mr. Cheesbrough served as Senior Vice President Finance and Chief Financial Officer of XCare.net, a company providing internet-based business to business connectivity, information exchange and electronic commerce applications solutions for healthcare. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and is also a chartered accountant in Canada.

LESLIE S. MATTHEWS, M.D., age 50, has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital in Baltimore, Maryland.

MATS WAHLSTROM, age 47, has served as one of our directors since March 1997. Since March 2002, Mr. Wahlstrom has been self-employed. From May 2000 to February 2002, Mr. Wahlstrom served as an Executive Vice President for Securitas AB, a multinational corporation engaged in guard services, alarm system design, installation and monitoring and cash-in-transit services. From 1990 until February 2000, Mr. Wahlstrom served in various capacities for Gambro AB and its affiliated companies, which are engaged in the manufacture of equipment for hemodialysis, cardiovascular surgery and blood component analysis and in the provision of health care services. He was President of Gambro Healthcare, Inc. from 1993 until February 2000, Executive Vice President of Gambro AB from 1990 until February 2000 and President of COBE Laboratories, Inc., a subsidiary of Gambro AB engaged in the development and manufacture of hemodialysis products and the operation of dialysis centers from 1991 until February 2000.

JOHN J. QUATTRONE, age 49, has served as one of our directors since November 2000. Mr. Quattrone has served as General Director of Human Resources for General Motors North America Automotive Operations since 1995.

J.D. KLEINKE, age 40, has served as one of our directors since April 2002. Mr. Kleinke has served as President and Chief Executive Officer for HSN, a privately-held health information technology development company, since April 1998. From May 1992 to February 1998, Mr. Kleinke served in various capacities for HCIA, Inc., a healthcare information company that provides information products and services to health care systems, managed care organizations and pharmaceutical companies.

       Kerry R. Hicks and David G. Hicks, our Executive Vice President - Information Technology, are brothers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors held twelve meetings during 2001. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. Each of our directors attended more than 75 percent of each of the meetings of the Board and of all committees on which he served.

       The Audit Committee is authorized to review our audited financial statements prior to filing or distribution and consider the adequacy of our internal controls, to review with the independent auditors the scope of their activities and findings, to review the independence of our independent auditors, to review with management and the independent auditors our quarterly financial statements prior to filing or distribution and to review with the appropriate officers our internal controls. The Audit Committee also recommends the firm of independent auditors for appointment by us. Messrs. Wahlstrom (Chairman) and Cheesbrough and Dr. Matthews are the current members of the Audit Committee. The Audit Committee held six meetings during 2001.

       The Compensation Committee is authorized to determine the terms and conditions of the employment of our executive officers and to administer our 1996 Equity Compensation Plan.

Messrs. Cheesbrough (Chairman) and Quattrone are the current members of the Compensation Committee. The Compensation Committee held eight meetings during 2001.

COMPENSATION OF DIRECTORS

         Our directors generally do not receive compensation for their service on our board of directors. However, effective January 1, 1999, Messrs. Cheesbrough and Wahlstrom were entitled to receive $20,000 per annum for their services on our board of directors and board committees. For the 2001 fiscal year, Messrs. Cheesbrough and Wahlstrom waived their right to receive such compensation. This compensation arrangement was terminated on December 31, 2001.

         Effective April 17, 2002, we granted options to our non-employee directors to purchase the following numbers of shares: Mr. Cheesbrough, 200,000 shares; Mr. Kleinke, 100,000 shares; Dr. Matthews, 100,000 shares; Mr. Quattrone, 100,000 shares; and Mr. Wahlstrom, 200,000 shares. Mr. Cheesbrough and Mr. Wahlstrom were granted options in excess of the grants to the other Board members in recognition for their respective chairmanships of Board committees. All of the options have an exercise price of $0.06 per share (the closing price per share of our Common Stock on the OTC Bulletin Board the date of grant) and terminate on April 16, 2012. The options vest in equal increments on each of the first three anniversaries of the date of grant and will be fully vested on April 17, 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Marc S. Sandroff, a former director who served on our Compensation Committee during 2001, was a Managing Director of Essex Woodlands Health Ventures Fund IV, L.P ("Essex").

         Effective April 16, 2001, we reached an agreement with Chancellor V., L.P. ("Chancellor V") and Essex, regarding a commitment (the "Commitment") to provide us with up to $2.0 million of equity financing. Chancellor V and Essex were two of our existing investors. In consideration for the commitment, we issued to Chancellor V and Essex warrants (the "Commitment Warrants") to purchase an aggregate of 500,000 shares of our common stock at an exercise price per share of $0.26, which was the closing market price per share of our common stock as reported by Nasdaq on April 16, 2001. The Commitment Warrants will expire on April 16, 2007. In addition, we repriced warrants to purchase 100,000 shares of our common stock that were issued to Chancellor V and Essex in March 2000 to the same $0.26 per share exercise price.

         Under the terms of the agreement with Chancellor V and Essex, we were granted the option until December 31, 2001 to sell our common stock to Chancellor V and Essex at an aggregate purchase price of up to $2.0 million. Effective October 9, 2001, we exercised our option to sell such number of shares as would provide us with the entire $2.0 million. Under the terms of the Commitment, in exchange for the $2.0 million, we issued an aggregate of 13,333,333 shares of our common stock to Chancellor V and Essex. In addition, we issued six-year warrants to purchase 350,000 shares of our common stock at an exercise price per share of $0.15. The warrants have a six-year term.

         Under the terms of the Commitment, the price per share for the purchase of our common stock was equal to the lesser of $0.26 and the closing market price per share of our common stock on the date that we provided notice to Chancellor V and Essex that we intended to exercise the option, but in no event less than $0.15 per share. As the closing market price per share of our common stock was less than $0.15 per share on the date we provided notice to Chancellor V and Essex, the common stock was issued to Chancellor V and Essex at $0.15 per share.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee is currently composed of two members of the Board of Directors who are not current or former employees of Health Grades. The Committee is authorized to determine the terms and conditions of the employment of Health Grades' executive officers, including compensation, and to administer the Health Grades, Inc. 1996 Equity Compensation Plan. In its administration of the Equity Compensation Plan, the Committee has the power to grant and determine the terms and conditions of stock options, other than stock options granted to non-employee directors.

         Compensation Philosophy in 2001

         Health Grades devoted significant efforts in 2001 toward further development of its healthcare information business. Nevertheless, efforts to control expenses contributed to a reduction in its workforce and increased tasks for those employees, including our executive officers, who remained in the employ of Health Grades. In this regard, some of Health Grades' executive officers left the Company in 2001, and rather than replace those officers, our remaining executive officers were asked to assume additional duties. The Committee recognized that appropriate incentives must be provided to the remaining executive officers, whose continued commitment to Health Grades is critical to the growth of the company. For this reason, as well as the need to conserve Health Grades' cash resources, equity based incentives became the paramount component of executive compensation by the end of 2001.

         The basis for determining executive compensation in 2001 for the executive officers generally, and specifically for Kerry R. Hicks, Health Grades' Chief Executive Officer, is described below.

         Base Salary

         The base salary of certain of our executives was governed by the terms of employment agreements between each of the executives and Health Grades, which were in effect prior to 2001. Certain of our executives, not including Mr. Hicks, received salaries above the levels set forth in their employment agreements because the executives assumed increased responsibilities subsequent to the execution of the employment agreements. Mr. Hicks' base salary was paid in accordance with the terms of his employment agreement. Executive officers who were not subject to an employment agreement did not receive any salary increases in 2001.

         Bonus

         The Committee paid bonuses in May 2001 to the executive officers in recognition of their increasing responsibilities in light of the departure of three executive officers earlier in the year, the settlement of litigation with a former affiliated practice, the receipt of a discounted prepayment of the obligation of a former affiliated practice and the arrangement of a $2.0 million financing commitment from Chancellor V, L.P. and Essex Woodlands Health Ventures Fund IV, L.P. No specific criteria was utilized in determining the amount of bonuses. The Committee gave substantial weight to the recommendations of the Chief Executive Officer regarding the relative contributions of the executives other than Mr. Hicks with regard to the designated matters. In the case of Mr. Hicks, the Committee considered his increased responsibilities, his oversight with regard to resolution of matters involving former affiliated practices and his active involvement in securing the $2.0 million financing commitment.

         Stock Options and Stock Purchase Plan

         The Committee generally believes that equity compensation, in the form of stock options, should be a significant component of each executive officer's compensation. Stock options are designed to provide incentives for the enhancement of stockholder value since the full benefit of stock option grants is not realized unless there has been appreciation in share values over several years.

         However, in light of a continuing expense control program that effectively precluded meaningful salary increases or bonuses for executives and led to further reductions in Health Grades' staff, the Committee engaged in discussions with management to determine a mechanism that would encourage the executives to continue their employment with Health Grades and devote the substantial time and effort necessary to further develop its healthcare information business. In December 2001, the Committee, following discussions with senior management, recommended to the Board of Directors a new management incentive and retention program designed to enhance management incentives and equity participation through a stock purchase plan and grants of stock options. The Board of Directors approved, subject to stockholder approval, the Health Grades, Inc. Stock Purchase Plan, under which executives could purchase Health Grades' stock through salary reduction contributions during 2002. In addition, the Committee approved an amendment to the Health Grades Inc. 1996 Equity Compensation Plan, increasing the number of shares authorized for issuance by 5,000,000. The Committee also granted additional options to its executives, subject to stockholder approval of the proposed amendment to the 1996 Equity Compensation Plan. The plans were submitted to, and approved by, Health Grades' stockholders, at a special meeting held on February 7, 2002.

         With respect to the stock option grants described above, the determination of the number of shares underlying stock options granted to executive officers during 2001 was not based on any specific criteria. However, at the time of the grants, the Committee considered the number of shares available for grant and the nature of the responsibilities of the executive officers and the recommendations of the Chief Executive Officer. With regard to Mr. Hicks, the Committee recognized his central role in continuing the development of Health Grades' healthcare information business. In connection with the December 2001 grants that became effective in

February 2002, the Committee determined to provide for the acceleration of vesting of the options with respect to a majority of the shares underlying the options in the event certain cash flow targets are met and, with respect to a smaller number of shares underlying the options, if certain market price targets were met with respect to our common stock.

         Certain provisions of the Internal Revenue Code provide that a publicly held corporation may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million for the executive officer. It is not expected that these provisions will adversely affect Health Grades based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the 1996 Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

         Marc S. Sandroff, formerly a director of Health Grades, was a member of the Compensation Committee in 2001, but ceased to be a member upon his resignation from the Board of Directors. This report is provided by the remaining members of the Compensation Committee.

Peter H. Cheesbrough
John J. Quattrone


                          REPORT OF THE AUDIT COMMITTEE

       The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants.

       Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

       In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No.1 (Independence

Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

       Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Mats Wahlstrom
Peter Cheesbrough
Leslie S. Matthews, M.D.

                             AUDIT AND RELATED FEES

       The Audit Committee also considered whether the provision of services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

       Fees for all services provided by Ernst & Young LLP for 2001 were as follows:

AUDIT FEES

         The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the year ended December 31, 2001 were $92,654.

ALL OTHER FEES

         The aggregate fees billed for all services rendered by Ernst & Young LLP during fiscal year 2001, other than the services referred to above under the caption "Audit Fees," were $21,971, and such other fees were primarily related to audits of the Company's retirement plan and certain litigation support.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table sets forth certain information concerning the compensation we paid to our Chief Executive Officer and the five other most highly paid executive officers during 2001, including one executive officer who ceased to be our employee during 2001. We refer to these persons in this proxy statement as the "named executive officers."

                           SUMMARY COMPENSATION TABLE


                                                                                                    Long Term
                                                                                                   Compensation
                                                                                                   ------------
                                                                                                      Awards
                                                                                                   ------------
                                                                      Annual Compensation           Securities
                                                                    ------------------------        Underlying         All Other
             Name and Principal Position                Year        Salary             Bonus         Options        Compensation(1)
             ---------------------------                ----        ------             -----       ------------     ---------------

Kerry R. Hicks .......................................  2001     $    269,706     $     67,250           61,719     $      4,800
 Chief Executive Officer                                2000     $    259,118     $    195,000          260,000     $      4,800
                                                        1999     $    253,606               --          475,000     $      7,137

David G. Hicks .......................................  2001     $    172,756     $     27,176           24,940     $      4,800
  Executive Vice President - Information Technology     2000     $    175,419     $     78,287          100,000     $      4,800
                                                        1999     $    162,377               --          200,000     $      6,070

Peter Fatianow .......................................  2001     $    149,577     $     17,836           16,369     $      4,800
  Senior Vice President - Corporate Services            2000     $    144,000     $     28,565          100,000     $      4,288
                                                        1999     $    108,292               --               --     $      3,083

Sarah Loughran .......................................  2001     $    149,577     $     17,836           16,139     $      4,800
  Senior Vice President - Provider Services             2000     $    144,000     $     28,565          100,000     $      4,288
                                                        1999     $    119,593               --               --     $      2,999

Michael D. Phillips ..................................  2001     $    215,186               --           15,900     $      4,800
  Senior Vice President - Provider Sales

Peter Stahl III(2) ...................................  2001     $    249,615     $      8,563            7,859     $      4,800
  Former Chief Operating Officer                        2000     $     64,423     $      8,914          400,000     $        577

----------

(1) Includes amounts that we contributed for the account of the executive officers under our Retirement Savings Plan.

(2) Mr. Stahl ceased to be an employee of Health Grades effective October 31, 2001.

STOCK OPTIONS

         The following table sets forth information regarding stock options granted during 2001 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                      NUMBER OF       PERCENT OF
                                     SECURITIES      TOTAL OPTIONS
                                     UNDERLYING       GRANTED TO      EXERCISE
                                       OPTIONS       EMPLOYEES IN       PRICE         EXPIRATION       GRANT DATE
NAME                                 GRANTED(1)       FISCAL YEAR    PER SHARE(2)        DATE        PRESENT VALUE(3)
----                                 ----------      -------------   ------------     ----------     ---------------
Kerry R. Hicks...............          61,719            7.96%          $0.7500          2/9/2011        $ 38,883

David G. Hicks...............          24,940            3.22%          $0.7500          2/9/2011        $ 15,712

Peter Fatianow...............          16,369            2.11%          $0.7500          2/9/2011        $ 10,312

Sarah Loughran...............          16,369            2.11%          $0.7500          2/9/2011        $ 10,312

Michael D. Phillips..........          15,900            2.05%          $0.1700         7/31/2011        $  2,226

Peter Stahl III..............           7,859            1.01%          $0.7500         1/29/2002(4)     $  4,951


----------

(1) The options vest in one-third increments on each of the first through third anniversaries of the date of grant and terminate ten years from the date of grant.

(2) The exercise price per share underlying all options is equal to the closing price per share on the OTC Bulletin Board on the date of grant.

(3) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 1.603; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 3.62%; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(4) Mr. Stahl's options expired 90 days after October 31, 2001, which was the date he ceased to be an employee of Health Grades.

         On December 12, 2001, the Compensation Committee of our Board of Directors approved the grant of options to a number of our employees, including our named executive officers, subject to stockholder approval of a proposed amendment increasing the number of shares issuable under our 1996 Equity Compensation Plan from 8,000,000 shares to 13,000,000 shares. Upon shareholder approval, on February 7, 2002, of the amendment to the 1996 Equity Compensation Plan, the grants became effective. The options each have exercise price of $0.10, which was the closing price per share of our common stock on the date of grant. Options were granted to the named executive officers to purchase the following number of shares: Kerry R. Hicks, 1,493,104 shares; David G. Hicks, 900,000 shares; Peter Fatianow, 600,000 shares; Sarah Loughran, 900,000 shares; and Michael D. Phillips, 400,000 shares. Of the options granted to each named executive officer, 13.6% of the shares underlying stock options fully vest six months following the date of grant; 13.6% of the shares underlying stock options fully vest 12 months following the date of grant; 54.6% of the shares underlying stock options vest after two years following the date of grant, subject to acceleration if certain cash flow targets are met; and 18.2% shares underlying stock options vest two years following the date of grant, subject to acceleration if certain market price targets are met with respect to our common stock.

         The following table sets forth certain information regarding stock options held as of December 31, 2001 by the named executive officers. The named executive officers did not exercise any stock options in 2001.

                          FISCAL YEAR-END OPTION VALUES


                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                  OPTIONS AT                         OPTIONS AT
                                              FISCAL YEAR-END(#)                FISCAL YEAR-END($)(1)
                                       -------------------------------    -------------------------------
NAME                                   EXERCISEABLE     UNEXERCISEABLE    EXERCISEABLE     UNEXERCISEABLE

Kerry R. Hicks..................         1,047,115         382,761             --                --

David G. Hicks..................           383,255         171,606             --                --

Peter Fatianow..................            33,334          83,035             --                --

Sarah Loughran..................            33,334          83,035             --                --

Michael D. Phillips.............            17,496          50,891             --                --

Peter Stahl III.................           133,334              --             --                --

----------

(1) Based on $0.07, the closing price of our common stock as reported on the OTC Bulletin Board on December 31, 2001.

STOCK PURCHASE PLAN

         On February 7, 2002, our stockholders approved the Health Grades, Inc. Stock Purchase Plan (the "Plan"). The Plan enabled participating employees to purchase shares of our Common Stock by electing to have payroll deductions in 2002 of up to 30 percent of their annual base rate of pay (excluding bonuses, overtime pay, commissions and severance pay) as in effect on January 1, 2002. The share price for this purpose was based upon the average of the last reported sales price on each of the 20 trading days ending on, and including, February 15, 2002, as reported on the OTC Bulletin Board. The shares may not be sold prior to January 1, 2003. The number of shares purchased by our named executive officers, based upon a share price of $0.1195 per share as determined utilizing the calculation described above, were as follows:


NAME                                        NUMBER OF SHARES PURCHASED          AGGREGATE PURCHASE PRICE
----                                        --------------------------          ------------------------

Kerry R. Hicks......................                 293,403                            $35,062

David G. Hicks......................                 306,945                            $36,680

Peter Fatianow......................                 162,962                            $19,474

Sarah Loughran......................                 162,962                            $19,474

Michael D. Phillips.................                 167,363                            $20,000

EMPLOYMENT AGREEMENTS

         Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provided for Mr. Kerry Hicks to receive an annual base salary of $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreement provides for annual incentive compensation equal to up to 100% of Mr. Hicks' base salary based on performance targets established by the Board of Directors.

         Mr. David Hicks is employed by us under an employment agreement dated as of March 1, 1996. The agreement is renewable automatically for one year periods unless terminated by one of the parties. The agreement provided for Mr. David Hicks to receive an annual base salary of $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreement provides for annual incentive compensation equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. David Hicks' appointment as Senior Vice President in 1999, his base salary was increased to $172,500.

         Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of Health Grades, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.

SEPARATION ARRANGEMENTS

         Mr. Stahl, our former Chief Operating Officer, ceased to be an employee of Health Grades effective October 31, 2001. In connection with his departure, in January 2002 we paid Mr. Stahl $130,000.

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

         The Board of Directors has not selected an accounting firm to serve as our independent auditors for the current fiscal year. As part of our effort to control expenses, our Audit Committee has authorized management to seek proposals to audit our 2002 financial statements from several qualified accounting firms, including Ernst & Young LLP, who audited our 2001 financial statements. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Until March 31, 2002, Section 16(a) of the Securities Exchange Act of 1934 (the "Act") required our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the Securities and Exchange Commission. We believe that all filings required to be made during 2001 were made on a timely basis. On December 31, 2001, we filed a Form 15 with the Securities and Exchange Commission that resulted in the termination of registration of our common stock under Section 12 of the Act on March 31, 2002. As a result, our officers, directors and holders of more than 10% of our common stock are no longer subject to Section 16(a) of the Act.

                            ADVANCE NOTICE PROCEDURES

         In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2003 annual meeting of stockholders must be given no earlier than March 27, 2003 nor later than April 26, 2003. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2003 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 29, 2003.

                             SOLICITATION OF PROXIES

         We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees.


                           ANNUAL REPORT ON FORM 10-K

         We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the our Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Allen Dodge at the address of Health Grades appearing on the first page of this proxy statement.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                       /s/ ALLEN DODGE


                                       Allen Dodge
                                       Senior Vice President - Finance, Chief
                                       Financial Officer and Secretary


May 29, 2002

PROXY                                                                      PROXY
                               HEALTH GRADES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Kerry R. Hicks and David G. Hicks, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.

         IF INSTRUCTIONS ARE GIVEN IN THE SPACES ON THE REVERSE SIDE HEREOF, THE SHARES WILL BE VOTED IN ACCORDANCE THEREWITH; IF INSTRUCTIONS ARE NOT GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                      PLEASE DATE, SIGN AND MAIL YOUR PROXY
                         CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               HEALTH GRADES, INC.

                                  JUNE 25, 2002




                                         o PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED o
------------------------------------------------------------------------------------------------------------------------------------
      Please mark your
A [X] votes as in this
      example.


              FOR all nominees            WITHHOLD
               listed at right           AUTHORITY
             (except as marked   to vote for all nominees
              to the contrary)        listed at right.     NOMINEES:
1. ELECTION                                                 Kerry R. Hicks            2. In their discretion, the Proxies are
   OF               [ ]                     [ ]             Peter H. Cheesbrough         authorized to vote upon such other business
   DIRECTORS.                                               Leslie S. Matthews, M.D.     as may properly come before the meeting.
                                                            Mats Wahlstrom
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR             John J. Quattrone         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT
ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT          J. D. Kleinke             OF THE NOTICE OF ANNUAL MEETING, PROXY
NOMINEE'S NAME IN THE LIST AT RIGHT.)                                                 STATEMENT AND ANNUAL REPORT OF HEALTH
                                                                                      GRADES, INC.





Signature                            (SEAL) Signature if held jointly                                     Date:               , 2002
         ---------------------------                                  ----------------------------------        --------------

NOTE: Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
------------------------------------------------------------------------------------------------------------------------------------